SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                           Agile Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00846X105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-1(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 13.

                         (Continued on following pages)



                               Page 1 of 14 Pages

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 2 of 14 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Mohr, Davidow Ventures IV, L.P. ("MDV IV")
                      Tax ID Number: 94-3218929
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        5,024,999 shares,  except that Fourth MDV Partners,  L.L.C. ("Fourth MDV
             BENEFICIALLY                     Partners"),  the  general  partner of MDV IV, may be deemed to have sole
            OWNED BY EACH                     voting  power,  and  Lawrence  G.  Mohr  ("Mohr"),  William  H.  Davidow
              REPORTING                       ("Davidow"),   Jonathan  D.  Feiber  ("Feiber"),  and  Nancy  Schoendorf
                PERSON                        ("Schoendorf"),  the  members of Fourth MDV  Partners,  may be deemed to
                 WITH                         have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,024,999 shares,  except that Fourth MDV Partners,  the general partner of MDV IV,  may be  deemed  to have sole  dispositive  power,  and Mohr,
                                              Davidow, Feiber, and Schoendorf, the members of Fourth MDV Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                           5,024,999
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                          22.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      MDV IV Entrepreneurs' Network Fund, L.P. ("MDV IV Entrepreneurs' Network Fund")
                      Tax ID Number: 94-3228281
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        216,284  shares,  except that Fourth MDV Partners,  L.L.C.  ("Fourth MDV
             BENEFICIALLY                     Partners"),  the general partner of MDV IV Entrepreneurs'  Network Fund,
            OWNED BY EACH                     may be deemed to have sole voting power,  and Lawrence G. Mohr ("Mohr"),
              REPORTING                       William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy
                PERSON                        Schoendorf  ("Schoendorf"),  the members of Fourth MDV Partners,  may be
                 WITH                         deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              216,284 shares, except that Fourth MDV Partners,  the general partner of
                                              MDV  IV  Entrepreneurs'  Network  Fund,  may  be  deemed  to  have  sole dispositive  power,  and Mohr,  Davidow,  Feiber,  and  Schoendorf,  the members of Fourth MDV  Partners,  may be deemed to have shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                             216,284
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                            .9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Fourth MDV Partners, L.L.C. ("Fourth MDV Partners")
                      Tax ID Number: 94-3218931
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
             BENEFICIALLY                     216,284 shares are directly owned by MDV IV Entrepreneurs' Network Fund.
            OWNED BY EACH                     Fourth  MDV  Partners,  the  general  partner  of  MDV  IV  and  MDV  IV
              REPORTING                       Entrepreneurs'  Network Fund , may be deemed to have sole voting  power,
                PERSON                        and Mohr,  Davidow,  Feiber,  and Schoendorf,  the members of Fourth MDV
                 WITH                         Partners, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                                              216,284 shares are directly owned by MDV IV Entrepreneurs' Network Fund.
                                              Fourth  MDV  Partners,  the  general  partner  of  MDV  IV  and  MDV  IV
                                              Entrepreneurs'  Network  Fund , may be deemed  to have sole  dispositive power, and Mohr, Davidow, Feiber, and Schoendorf,  the members of Fourth
                                              MDV  Partners,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                           5,241,283
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                          23.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          OO
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
                      Lawrence G. Mohr, Jr. ("Mohr")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        0 shares.
             BENEFICIALLY            -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                PERSON                        216,284 are directly owned by MDV IV  Entrepreneurs'  Network Fund. Mohr
                 WITH                         is a general partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                                              216,284 are directly owned by MDV IV  Entrepreneurs'  Network Fund. Mohr is a general partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                           5,241,283
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                          23.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
                      William H. Davidow ("Davidow")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        0 shares.
             BENEFICIALLY            -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                PERSON                        216,284  are  directly  owned  by MDV IV  Entrepreneurs'  Network  Fund.
                 WITH                         Davidow is a general partner of Fourth MDV Partners, the general partner of MDV IV and MDV IV  Entrepreneurs'  Network Fund, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                                              216,284  are  directly  owned  by MDV IV  Entrepreneurs'  Network  Fund.
                                              Davidow is a general partner of Fourth MDV Partners, the general partner of MDV IV and MDV IV  Entrepreneurs'  Network Fund, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                           5,241,283
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                          23.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
                         Jonathan D. Feiber ("Feiber")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        0 shares.
             BENEFICIALLY            -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                PERSON                        216,284 are directly owned by MDV IV Entrepreneurs' Network Fund. Feiber
                 WITH                         is a general partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                                              216,284 are directly owned by MDV IV Entrepreneurs' Network Fund. Feiber is a general partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                           5,241,283
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                          23.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00846X105                                               13 G                   Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
                      Nancy J. Schoendorf ("Schoendorf")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
                SHARES                        0 shares.
             BENEFICIALLY            -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                PERSON                        216,284  are  directly  owned  by MDV IV  Entrepreneurs'  Network  Fund.
                 WITH                         Schoendorf  is a general  partner of Fourth MDV  Partners,  the  general partner of MDV IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be
                                              deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,241,283  shares,  of which  5,024,999 are directly owned by MDV IV and
                                              216,284  are  directly  owned  by MDV IV  Entrepreneurs'  Network  Fund.
                                              Schoendorf  is a general  partner of Fourth MDV  Partners,  the  general partner of MDV IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be
                                              deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                           5,241,283
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                          23.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                          IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------                     -------------------------------
CUSIP NO. 00846X105                 13 G            Page 9 of 14 Pages
----------------------------                     -------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Agile Software Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Almaden Blvd.

                  San Jose, California  95113-2253

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Mohr, Davidow Ventures IV, L.P., a Delaware limited partnership ("MDV IV"), MDV IV Entrepreneurs' Network Fund, L.P., a Delaware limited partnership, Fourth MDV Partners, L.L.C., a Delaware limited liability company ("Fourth MDV Partners"), Lawrence G. Mohr ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  Fourth MDV Partners is the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund. Mohr, Davidow, Feiber, and Schoendorf are the general partners/managing members of Fourth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:
                  Mohr, Davidow Ventures
                  2775 Sand Hill Road, Suite 240
                  Menlo Park, California  94025

ITEM 2(c)         CITIZENSHIP:

                  MDV IV and MDV IV Entrepreneurs' Network Fund, are Delaware limited partnerships. Fourth MDV Partners is a Delaware limited liability company. Mohr, Davidow, Feiber, and Schoendorf are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  00846X10

ITEM 3.           Not Applicable

----------------------------                     -------------------------------
CUSIP NO. 00846X105                 13 G            Page 10 of 14 Pages
----------------------------                     -------------------------------

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                           (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                    (i)      Sole power to vote or to direct the
                                             vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                    (ii)     Shared  power to vote or to  direct
                                             the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                    (iii)    Sole  power to dispose or to direct
                                             the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                    (iv)     Shared   power  to  dispose  or  to
                                             direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

----------------------------                     -------------------------------
CUSIP NO. 00846X105                 13 G            Page 11 of 14 Pages
----------------------------                     -------------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

                  Not applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of MDV IV and MDV IV Entrepreneurs' Network Fund and the limited liability company agreement of Fourth MDV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

----------------------------                     -------------------------------
CUSIP NO. 00846X105                 13 G            Page 12 of 14 Pages
----------------------------                     -------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000

                                    By: /s/ Nancy J. Schoendorf
                                    --------------------------------------------

                                        Nancy J. Schoendorf,  individually,  and
                                        on behalf of MDV IV, in her  capacity as
                                        a   managing   member  of   Fourth   MDV
                                        Partners, the general partner of MDV IV,
                                        on  behalf  of  MDV  IV   Entrepreneurs'
                                        Network Fund, in her capacity as a managing member of Fourth MDV, and on behalf of Fourth MDV Partners in her capacity as a managing member thereof.

                                    By: /s/ William H. Davidow
                                    --------------------------------------------
                                        William H. Davidow

                                    By: /s/ Jonathan D. Feiber
                                    --------------------------------------------
                                        Jonathan D. Feiber

                                    By: /s/ Lawrence G. Mohr, Jr.
                                    --------------------------------------------
                                        Lawrence G. Mohr, Jr.

----------------------------                     -------------------------------
CUSIP NO. 00846X105                 13 G            Page 13 of 14 Pages
----------------------------                     -------------------------------


                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A: Agreement of Joint Filing                                 14

----------------------------                     -------------------------------
CUSIP NO. 00846X105                 13 G            Page 14 of 14 Pages
----------------------------                     -------------------------------


                                    EXHIBIT A

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Agile Software Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

February 10, 2000


                                    /s/ Nancy J. Schoendorf
                                    --------------------------------------------
                                        Nancy J. Schoendorf,  individually,  and
                                        on behalf of MDV IV, in her  capacity as
                                        a   managing   member  of   Fourth   MDV
                                        Partners, the general partner of MDV IV,
                                        on  behalf  of  MDV  IV   Entrepreneurs'
                                        Network  Fund,  in  her  capacity  as  a
                                        managing  member of Fourth  MDV,  and on
                                        behalf of  Fourth  MDV  Partners  in her
                                        capacity as a managing member thereof.

                                    /s/ William H. Davidow
                                    --------------------------------------------
                                        William H. Davidow

                                    /s/ Jonathan D. Feiber
                                    --------------------------------------------
                                        Jonathan D. Feiber,

                                    /s/ Lawrence G. Mohr, Jr
                                    --------------------------------------------
                                        Lawrence G. Mohr, Jr